EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-189589) on Form S-8 of Cameron International Corporation of our report dated June 25, 2015, with respect to the statements of net assets available for benefits of OneSubsea LLC Retirement Savings Plan as of December 31, 2014 and 2013, the related statement of changes in net assets available for benefits for the year ended December 31, 2014, and the related supplemental schedule which report appears in the December 31, 2014 annual report on Form 11-K of OneSubsea LLC Retirement Savings Plan.

/s/ Doeren Mayhew

Houston, Texas
June 25, 2015